Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XPLORE TECHNOLOGIES CORP.

(Originally incorporated on June 20, 2007)

Xplore Technologies Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

  1.        That the Corporation was incorporated upon the filing of its original certificate of incorporation on June 20, 2007.

  2.        That the Board of Directors and the stockholders of the Corporation pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, duly adopted the amendment and restatement to the Corporation's certificate of incorporation as follows:

FIRST:        The name of the Corporation is Xplore Technologies Corp.

SECOND:     The address of the Corporation's registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

THIRD:         The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:     The total number of shares of stock which the Corporation is authorized to issue is Twenty Million (20,000,000) shares of capital stock consisting of: (i) Fifteen Million (15,000,000) shares of common stock, $.001 par value (the “Common Stock”), and (ii) Five Million (5,000,000) shares of Preferred Stock, $.001 par value (the “Preferred Stock”).

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation (as defined below) relating to any series of Preferred Stock).

FIFTH:        The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, subject to any limitations prescribed by law, to provide for the issue of all or any of the shares of the Preferred Stock in one or more series and to file a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”) to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the outstanding shares of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation. The authority of the Board of Directors with respect to each additional series shall include, but not be limited to, determination of the following:

(A)     The number of shares constituting that series and the distinctive designation of that series;

(B)     Whether that series shall be entitled to dividends and, if so, the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(C)     Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(D)     Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(E)     Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(F)     Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(G)     The rights of the shares of that series in the event of a liquidation, and the relative rights of priority, if any, of payment of shares of that series; and

(H)     Any other relative rights, preferences and limitations of that series.

SIXTH:         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(1)     The business and the affairs of the Corporation shall be managed by or under the direction of its Board of Directors. Subject to the rights of the holders of any series of Preferred Stock, the number of directors which shall constitute the whole Board of Directors shall be fixed by a resolution adopted by a majority of the whole Board. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.

(2)     Subject to the rights of the holders of any series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum (and not by stockholders), or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. No decrease in the total number of directors shall shorten the term of any incumbent director.

(3)     Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of the directors of the Corporation need not be by written ballot.

(4)     Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the whole Board.

SEVENTH:   A director of this Corporation shall not be personally liable, to the fullest extent of the General Corporation Law of the State of Delaware, to this Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of this Article Seventh shall not increase the liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

EIGHTH:      Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH:         Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated by the Board of Directors or in the By-Laws.

TENTH:        Subject to the rights of the holders of Preferred Stock, a majority of the whole Board shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware, and the stockholders shall also have the power to amend, alter, change, add to or repeal the By-Laws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of all of the outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-Laws.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 1st day of November, 2012.

XPLORE TECHNOLOGIES CORP.

By:	/s/ Michael J. Rapisand
Name: Michael J. Rapisand
Title: Corporate Secretary and Chief Financial Officer